                                                                      EXHIBIT 12

                      COLUMBIA/HCA HEALTHCARE CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
          FOR THE QUARTERS AND SIX MONTHS ENDED JUNE 30, 1998 AND 1997
                             (DOLLARS IN MILLIONS)

                                                         QUARTER   SIX MONTHS
                                                        --------- -------------
                                                        1998 1997  1998   1997
                                                        ---- ---- ------ ------
EARNINGS:
Income from continuing operations before minority
 interests and income taxes............................ $309 $688 $  710 $1,495
Fixed charges, excluding capitalized interest..........  179  156    367    302
                                                        ---- ---- ------ ------
                                                        $488 $844 $1,077 $1,797
                                                        ==== ==== ====== ======
FIXED CHARGES:
Interest charged to expense............................ $145 $123 $  298 $  236
Interest portion of rental expense and amortization of
 deferred loan costs...................................   34   33     69     66
                                                        ---- ---- ------ ------
Fixed charges, excluding capitalized interest..........  179  156    367    302
Capitalized interest...................................    6    4     10     10
                                                        ---- ---- ------ ------
                                                        $185 $160 $  377 $  312
                                                        ==== ==== ====== ======
Ratio of earnings to fixed charges..................... 2.64 5.26   2.86   5.75
                                                        ==== ==== ====== ======

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